Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Amends its Amended and Restated

Articles of Incorporation to Implement the Reverse Stock Split

SEATTLE, May 18, 2011 - Cell Therapeutics, Inc. (“CTI”) (NASDAQ: CTICD and MTA: CTIC) has filed with the U.S. Securities and Exchange Commission (the “SEC”), Borsa Italiana and the offices of CTI’s Italian branch a Current Report on Form 8-K (the “Form 8-K”) relating to the amendment of CTI’s Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”) to implement the 1-for-6 reverse stock split announced on May 6, 2011 (the “Reverse Stock Split”). The Reverse Stock Split was effective on May 15, 2011.

The Form 8-K is available on the websites of the SEC (www.sec.gov) and of CTI (www.CellTherapeutics.com, in the “Investors” section).

As a result of the amendment to the Articles of Incorporation, effective on May 15, 2011, CTI’s total number of authorized shares was decreased from 1,210,000,000 shares to 201,666,666 shares; CTI’s total number of authorized shares of common stock was decreased from 1,200,000,000 shares of common stock to 200,000,000 shares of common stock; and CTI’s total number of authorized shares of preferred stock was decreased from 10,000,000 shares of preferred stock to 1,666,666 shares of preferred stock.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

www.celltherapeutics.com